EXHIBIT 99.2

Final Transcript

Thomson StreetEvents SM

Conference Call Transcript
MTZ — Q1 2007 MasTec Earnings Conference Call
Event Date/Time: May. 03. 2007 / 10:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
CORPORATE PARTICIPANTS
Marc Lewis
MasTec — Vice President of Investor Relations
Jose Mas
MasTec — President, CEO
Bob Campbell
MasTec — CFO
CONFERENCE CALL PARTICIPANTS
Steve Mather
Sanders, Morris & Harris — Analyst
Todd Mitchell
Kauffman Brothers — Analyst
Eric Kainer
Needham & Company — Analyst
Peter McGratty
Calsine Management — Analyst
Alex Rygiel
Friedman, Billings, Ramsey Group, Inc. — Analyst
Simon Leopold
Morgan Keegan — Analyst
David Fondrey
Hartland Funds — Analyst
Dennis Scannal
Rutabaga Capital — Analyst
PRESENTATION

Operator
Welcome to MasTec’s 2007 first-quarter earnings conference call, initially broadcast May 3rd, 2007. (OPERATOR INSTRUCTIONS) At this time, I would like to turn the call over to Marc Lewis, MasTec’s Vice President of Investor Relations. Marc -

Marc Lewis - MasTec — Vice President of Investor Relations
Good morning, thanks Annie. Welcome to MasTec’s for the quarter ended March 31, 2007. The following statement is made pursuant to the Safe Harbor for forward-looking statements described in the Private Securities Litigation Reform Act of 1995 in these communications we may make certain statements that are forward-looking such as statements regarding Mas Tec’s future results, plans and anticipated trends in the industries where we operate.
These forward-looking statements are the company’s expectations on the day of the initial broadcast of this conference call and the company will make no effort to update these based on subsequent events or knowledge. Various risks, uncertainties and assumptions are detailed in our filings with the Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize or should any of our underlying assumptions prove incorrect, actual results may differ significantly from results express or implied in these communications. With us today we have Jose Mas our President and Chief Executive Officer and Bob Campbell Executive Vice President and Chief Financial Officer.

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
The format of the call will be opening remarks and analysis by Jose followed by financial review from Bob. Financial discussions will be limited to GAAP-based financial items and their derivatives. These discussions will be followed by a Q & A period and we expect the call to last approximately 45 minutes. Jose -

Jose Mas - MasTec — President, CEO
Thank you, Marc and welcome to MasTec’s first-quarter call. Today, I want to talk about three things. First, I want to highlight some first-quarter accomplishments, then talk about some goals we have set for 2007 and finally a review of our business and customers. Bob is going to fill in the financial details in a few minutes, but we had a solid quarter and remain on track for both our revenue and earnings guidance for 2007.
Overall continuing operations earning was up 70% from last year on an 11% revenue increase. In the first quarter we posted $0.11 per diluted share from continuing operations compared to $0.07 last year. Our margins and not yet where we should be but we are taking the right steps to improve them. So far in 2007, we have had several accomplishments
First, we refinanced our outstanding bonds for ten years with improved economics and flexibility. Second, we purchased the remaining interest in our joint venture Direct Star. Third, we sold two underperforming assets. Fourth, we exited non-performing contracts.
Fifth, we made some significant management hires in our operational management team and finally, we entered into contracts with new key customers. I would like to spend a few minutes on a couple of these accomplishments. First, we exited some non-performing contracts.
As we discussed on our fourth quarter call in March, we had a number of poor performing contracts with both cable television and energy customers. During the first quarter we closed down and exited a number of these projects.
Our cable television contracts alone generated losses in excess of $2 million for the first quarter. Again, we are focused on improving margins. Contracts that don’t achieve our objectives will be dealt with quickly.
Another accomplishment I would like to point out is some additions to our operations management team. I’m pleased to announce the addition of Oscar Primelles. Oscar will be assuming the role of Group President of install-to-home business, responsible for our installation project. Oscar has over 38 years of experience in the communications industry and has held a number of operational and senior management positions with BellSouth where coincidentally, he started as an installed. His most recent position was Vice President for supply chain and logistics. I would like to announce the addition of Pablo Alvarez. Pablo will be rejoining Mas Tec as the Executive Vice President of Mergers and Acquisitions.
Pablo was previously at MasTec from 1998 to 2004 where he served in various capacities including Assistant General Counsel, head of mergers and acquisitions, as well as Group President most recently Pablo served a member of Board of Directors and Executive Vice President of Union Credit Bank. Although primarily committed to organic growth, we believe there are excellent opportunities for strategic acquisitions to both help us diversify our customer base, as well as expand our geographic reach.
I also want to talk about some recent customer wins. With new leadership in the energy group we were able to secure some important victories with some new customers. While the initial rewards may not be large, we consider these important strategic wins. So far in 2007 we have signed transmission contracts with new customers Duke Power, Municipal Electric Authority of Georgia and Riviera Utilities. We have also signed new overhead distribution contracts with American Electric Power, Florida Power & Light, and Texas Utilities.
Not satisfied with just these accomplishments, we have set out a number of goals for 2007. Continue to improve operating margins which remains our No. 1 goal, diversify our customer base, increase our investment in talent and personnel to go after high-margin business, particularly in transmission, and continue to drive accountability and strengthen the culture at MasTec where excellence and successful execution will be expected and rewarded.
Now let me spend a few minutes talking about our business and customers. Our traditional communication’s business continues to perform well led by Verizon, AT&T and Embark. Verizon (inaudible) continues to be strong as we participate both in the actual fiber construction, as well as the MDU or multiple dwelling unit rollout. Our business with Verizon was up 42% year-over-year. Our AT&T activities continues to be focused around traditional MSA work.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
We had a decline in revenues with AT&T for a couple of reasons. First, last year we lost some territory when BellSouth rebid contracts and we were not the low bidder. Second we saw a significant decrease year-over-year on the amount of activity in New Orleans, where are the primary contractor. And finally, we saw a general decrease in their spending activity.
With that said, revenues were actually up from Q4 of ‘06 on quarter-over-quarter basis and still expect a significant amount of opportunity in their roll out of fiber to the node in the years to come. We are also optimistic about recent news that Qwest will begin an increased investment cycle as they begin to roll out a fiber to the node initiative.
Moving to our install- to- home business we had a solid quarter. Our quarterly revenue with DirecTV was at the highest level ever. We continue see strong demand for their product, more importantly we continue to believe that their plans to offer 100 channels of high-definition by the end of the year will have a very positive impact on Mas Tec.
In our electrical utility business, we exited some underperforming contracts during the first quarter, but more importantly we began laying the foundation for a successful future. Aside from the earlier contracts I spoke about, I would like to discuss one of wins in more detail. In the first quarter we awarded by Florida Power & Light a primary contract to work on their storm secure initiative.
Their storm secure initiative is where Florida Power & Light is investing and hardening their assets against future hurricanes. We are also encouraged by the recent Florida Public Service Commission ruling allowing an eighteen month trial where Florida Power & Light can pay up to 25% of the cost of bearing lines on behalf of local governments.
This is the first time the Florida Public Service Commission has approved a utility paying for converting overhead systems to underground. I am encouraged by our efforts during the quarter of expanding our electrical utility customer base. We are also participating in a number of RFP’s with other new customers hat we hope will drive new business for us in 2007 and beyond.
In closing, I’m pleased with the changes we have made and feel we have set the foundation for a very prosperous future. We’ll continue to focus on improving margins and driving accountability throughout the organization. I’m excited about our future and look forward to demonstrating steady improvement in the quarters to come.
I would like to turn the call over to Bob for a more detailed financial review of the quarter.

Bob Campbell - MasTec — CFO
Thank you, Jose. Today before I go through a detailed review, let me give you the headlines. First, revenue increased 11%. Second, income from continuing operations was up 70%. Third, we finely sold our discontinued D.O.T. projects and assets and we discontinued and sold our Canadian TV operation.
Fourth, we bought the remaining 51% of our Direct Star joint venture. Fifth, we issued $150 million of 7.58% 10-year senior notes and retired the remaining $121 million of the 7.75% old notes. Sixth, our liquidity reminds strong, we ended the quarter with $114 million in cash, up from $72 million for Q1 last year.
And finally, our 2007 guidance remains unchanged with revenue in the range of $1,040 billion to 1,060 billion with $0.80 to $.09 in EPS — and that’s for continuing operations. With my overview out of way, let me take you through more detailed information. Revenue for the quarter was up 11% increasing from $218 million to $241 million. The revenue increase came primarily from our install-to-the-home customers and fiber-to-the-premises projects, but I will cover more revenue details in a minute.
For the quarter just ended, income from continuing operations was $7 million compared to $4.1 million last year, an increase of 70%. Fully diluted earnings per share from continuings operations was $0.11 in Q1 ‘07 versus $0.07 in Q1 ‘06 an increase of 57%. I’ll cover more P&L details in a minute.
We did sell our discontinued D.O.T. projects and assets in February. That sale will eliminate huge earnings, cash and management time drain and we now have disposed of our last major non-core business. We can now focus on growing our core businesses and improving our margins. Also, we discontinued and sold our small Canadian cable TV operation.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
The discontinued operations loss for the quarter includes a true up on the loss of the sale with D.O.T., a loss on the sale of our Canadian operations; and the operating losses of both businesses until they were sold. We do not expect any significant disc ops charges for the remainder of this year.
As I mentioned, we did issue $150 million of new 7.58% ten-year senior notes and we retired $121 million or all of our 7.75% old notes. Our capital structure is now in great shape. We have sold equity, refinanced our bonds for ten years at a better interest rate and we have a good bank agreement and bank relationships.
Our capital structure will support the growth initiatives that Jose mentioned. Our liquidity continues to be strong a result of improved operations, improved collections. Our 2006 equity offering and the bond offering this quarter, liquidity is around $127 million this week.
We define “Liquidity” as bank cash plus availability on the revolver. Quarter end cash was $114 million compared to $72 million for Q1 last year. Our quarter end accounts receivable days sales outstanding or DSO was 61 days an additional improvement from 64 days at year end — that is for continuing operations. By selling our D.O.T. projects and assets which had our worse DSO’s, we get a dramatic improvement in overall DSO’s.
In 2005 including D.O.T., we hit 86 days for overall DSO’s, so 61 days looks pretty good to us now and, in fact, I believe that our DSO’s are now the best in our space. We continue to have a 60-day DSO target. We’re close to it and we expect to hit it.
Now let me make more detailed comments about our Q1 ‘07 P&L. As I mentioned we had a revenue increase of 11%. The increased revenue primarily came from DirecTV and Verizon with some of our other major customers showing some ups and some downs.
Q1 was the best revenue quarter we have ever had with DirecTV with well over $100 million in revenue. Also our Verizon volume was strong, up over 40%. Both with fiber to the premises projects and with multiple dwelling unit work. As Jose mentioned, some of our customers spending was soft in Q1 was some of our customers just could not start spending their new budget year CapEx as rapidly as in prior years. For Q1 2007 our ten largest customers were DirecTV, 46%, Verizon, 10%, AT&T, 7%, Embark, 5%, TXU, 4%, Progress Energy, 3%, Florida Power & Light, 2%, South Florida Water Management District, 2%, XTO Energy and Dominion Virginia Power at 1% each.
Our gross margin before depreciation was 12.6% for the first quarter of 2007 and that compares to 12.3% a year ago. We continue to make margin improvement and as Jose said, margin improvement is our No. 1 priority. Now let me walk you through just where we have improved and I will also cover areas that are opportunities for future improvement.
The biggest area of improvement was in the cost of our vehicles and our equipment. While depreciation was flat at 1.6% of revenue, year-over-year, equipment lease and rental costs were down to 4% of revenue, and that compares to 4.7% for Q1 last year. That is a 70 basis point improvement in the cost of our fleet and our equipment. I mentioned something on our year end call that is worth repeating. Our CapEx business model is somewhat different from that of our peers. The majority of our vehicles and construction equipment are leased and not owned while most of our peers own almost all of their vehicles and equipment.
Our leases are almost all operating leases and the lease expense is in the cost of revenue on the P&L, lowering our gross profit margin instead of having those costs below the gross profit line as depreciation expense. This tends to unfavorably distort our gross margins as compared to some of our competitors who own most their vehicles and equipment.
Our depreciation expense is only 1.6% of revenue, while depreciation for some of our competitors in the 3-6% range. That is a significant difference. On the other hand, our equipment lease and rental expense runs much higher than peers. Our lease and rental experience for the full-year of 2006 was 4.4% of revenue, which is clearly higher than our peers. Because of the differences in Cap Ex business models among those in our space, we believe that the best indicator of comparative profitability is EBITDA after backing out lease and rental expense.
We’re encouraged by the Q1 equipment lease and rental cost reductions of 70 basis points. We are making progress lowering the cost our vehicles and equipment, which is something that we have covered on previous conference calls. With our dramatically improved balance sheet and credit profile, and with our growth prospects, today we are both able to buy better and lease better, which is starting to have a favorable P&L impact for us.
Now let me cover three areas that hurt Q1 margins ands and I will cover what we’re doing to improve them. First, as we discussed on the Q1 call we have had some poor performing cable television projects. We lost several millions on cable TV projects in Q1, which had a significant impact on both our earnings and our margins.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
We have made a number of management changes in this area and we have now exited, or are exiting, a number of these projects and other of our cable TV projects simply require margin improvement, which we’re working on. We expect to see earnings and margin progress in Q2 and significantly more progress beyond Q2.
This has been a good and profitable market for MasTec in the past and we expect it to do so again in the future. Second, we’re having increases in materials expense for our install-to the-home projects, which is having a diluted effect on our margin percentages.
The materials increase relates to having a larger proportion of high cost materials for advanced products, such as high definition televisions and DVR’s. And the materials are really a cost pass-through without margin, so they did hurt our percentage margins.
Material costs, which are within our cost of revenue numbers were 14.8% of revenue in Q1, versus is 13.6% last year. That is obviously 120 basis points degradation and this margin impact will continue as DirecTV continues to sell its advanced products.
And third, as we discussed on Q4 call, we had several energy contracts with poor performance during 2006. We have now exited those contracts and have a few other contracts that while they are keepers, require further margin improvement.
Additionally in Q1 we had customer-delayed project start-ups on several jobs that gave us a revenue challenge relative to our internal plan. However, we expect a far better performance from our energy contracts in Q2 and over the rest of the year.
As Jose mentioned, the energy markets are strong and we’re strengthening our management team to improve this business and take advantage of good demand. G&A expense of 8.2% of revenue in Q1 compared to — was 8.2% of revenue and that compares to 7.4% last year.
The increase in G&A was due to three items. Our non-cash stock compensation expense was $2 million, which was $800,000 higher than a year-ago. Reflecting the stock compensation cost of some of our new senior leaders. We used the [radible] method of accounting for stock compensation cost which frond-end loads these costs. Bad debt expense was up $800,000 this year and outside legal costs were up $300,000 versus Q1 last year.
Outside legal fees were $2.1 million, but they did drop significantly from the $4.8 million in Q4. Interest expense for Q1 was $2.8 million, down from $3.5 million for the prior year’s quarter. The improvement is a combination of debt reduction after our 2006 equity offering, a lower interest rate on the replacement senior notes and interest income on our cash.
Included in the interest number is a $500,000 write-off of the deferred financing cost of the old bonds that we retired a year early. Also we had the interest cost of both the new bonds and the old bonds for about 30 days.
The quarterly interest cost going forward should be in the $2.5 million to $2.8 million range. Other income was $3.5 million for Q1 ‘07 compared to $300,000 in Q1 ‘06. The principal component of other income in Q1 ‘07 was the sale of assets, primarily the gain on the sale on a operational yard in south Florida. The actual legal sale took place last year and was deferred for accounting purposes and was disclosed in the 10-K and it was recognized for accounting purposes in Q1.
A big component of other income in 2006 was the earnings of our 49%-owned joint venture, Direct Star. We purchased the remaining 51% interest in the business in February and therefore the results of that business are now in our consolidated numbers and no longer in other income. Only the January Direct Star results were included in other income for Q1, with $100,000 in earnings.
My high level summary of the Q1 P&L is as follows: Continuing ops-earnings were up about $3 million. What helped was an 11% increase in revenue and a 30 basis point improvement in gross profit. And we had a $2.5 million gain on the sale of one of our properties.
We were hurt by losing several million dollars in cable television projects, margin challenges in energy, writing off $500,000 in deferred financing cost on the old bonds and $800,000 increase in bad debt expense. Q1 was a solid quarter, but as Jose said, we have plenty of room for improvement.
And as we said on the year end call, we don’t think Q1 is a bellweather for the full-year. Our 2007 earnings guidance remains unchanged. We see continuing operations earnings of $0.80 to $0.90 per share on revenue in the range of $1.04 billion to $1.06 billion.
Our guidance for ‘07 represents 33 to 50% increase over 2006 earnings. That concludes my financial review. So now let me turn the call back to

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call

Jose Mas - MasTec — President, CEO
Thank you, Bob. In order to ensure that we have enough time for the Q&A session, I will turn the call back to the conference operator to devote the remaining time of the call to listeners questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) The we’ll take our first question from Steve Mather with Sanders Morris and Harris.

Steve Mather - Sanders, Morris & Harris — Analyst
Good morning and thank you for taking my call. Two questions, first on DirecTV they are going to do more DVR installs, but more importantly a lot more HD installs in the next 12-18 months. I’m just wondering if you talk a little bit about your contract and let’s say who would, who bears the risk of a more complicated install and for that matter, if you do the install cleanly, even though it’s more complicated is there sort of an upside in your margins if you really execute well in that area?

Jose Mas - MasTec — President, CEO
You have a second question, Steve?

Steve Mather - Sanders, Morris & Harris — Analyst
Yes, secondly, a non-DirectTV question. Margin improvement is priority one. That seems a balance between sort of your fixed Ops cost and your opportunities and I was wondering if you could just chat a little bit about your, you know, cable fiber and energy opportunities to grow revenue in the next 12 months, let’s say 12 months, and how you match that with ops?

Jose Mas - MasTec — President, CEO
Sure. Let me address the DirecTV question first. There is no question that we’re seeing a much higher level of high-definition installs than we previously saw especially in Q1 of last year. We did see a significant ramp up in HD activity towards the second-half of 2006 and it’s continued into ‘07 and so we actually expect that to dramatically increase when DirecTV puts out their 100 channels of high def, so from, we know it’s going to be a greater percentage of our work. We actually get paid differently for doing HD installs versus regular installs so from a margin perspective we don’t think it has a lot of impact other than a small amount passed through as an equipment cost, which obviously has a small necessary negative impact on margins, but overall we think it’s good work. We think it’s work that is going to be here for a long time and there is no question that the longer and more experience we have in installing high-definition the more efficient we become at it and obviously we think there’s margin improvements to gain there over the longer period of time.
On your second question, there is no question that margin improvements are No. 1 goal. Two ways that I think we see that happening. One is being improving our existing operations and second, trying to get into higher margin businesses. So first, I think the real theme of the last 4 months has been really working on making sure that every operation is performing at a higher level, creating higher expectations across all of our businesses to focus on the improvement of margins within each those and second, I think we’ve laid out some of our ideas here as to, you know, how we’re going to break into the transmission world, which we think is a higher margin business. We have done that by hiring key management in Q1 and into April, so we’re excited about where there is heading. On our fiber side we’re very excited about the future opportunities with both AT&T and Qwest as they begin a more aggressive roll out of their initiatives and finally in cable TV it’s obviously been a challenge for us and I think we’re going to take a step back there , figure out what the right niche for us to play in that market is and then try to execute to that

Steve Mather - Sanders, Morris & Harris — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
That is great. It seems like, just from your comments, the joint venture didn’t add a whole lot in Q1, relative to, let’s say, Q1 of last year.

Jose Mas - MasTec — President, CEO
You know, we said last year they had a great 2006 and we expect them to have a good 2007, maybe not at same level of 2006. It’s somewhat of a seasonal business as it tracks to the peak seasons when customers are acquired, but we still feel really good about the acquisition and we think it’s going to be a sound performer for Mas Tec in the years to come.

Steve Mather - Sanders, Morris & Harris — Analyst
Okay, thanks a lot, good job.

Operator
We’ll take our next question from Todd Mitchell from Kaufman Brothers.

Todd Mitchell - Kauffman Brothers — Analyst
Good morning, great quarter. I would like to know, in terms of some of these new utility contracts, can you flush out when they may be coming online? And secondly, also you just mentioned that there’s different pricing on the HD installs. Should we assume that is not a straight rate card and there is a bit of rewiring in the house that is paid on an hourly basis or some other way?

Jose Mas - MasTec — President, CEO
So let me address the last question first from a contract perspective, our contract is unit-based and we get paid for the units of work performed. So if it requires a rewire we actually get paid on a unit rate, not an hourly rate so it’s very menu-driven which is what really leads to the change in impact from service offering to service offering and from the, from our, some of our recent wins we’ll see some of them take effect in Q2 and we think that we obviously don’t think we’re done either with new customers or with existing customers in terms of winning new work. So we think there will be a much more dramatic up-turn as the year goes on, but those initial wins that we have announced will all start to begin to impact mid to second-half of Q2.

Todd Mitchell - Kauffman Brothers — Analyst
Okay, thank you very much.

Jose Mas - MasTec — President, CEO
Thank you, Todd.

Operator
We’ll take our next question from Eric Kainer with Needham & Company.

Eric Kainer - Needham & Company — Analyst
Congratulations on a nice quarter. Let’s see, first question I would like to address to the energy business, which has long been an opportunity, an area of unrealized opportunity and your move into upstream utility work has the potential to both expand your market opportunity and move you obviously into higher-margin work. Should we, what should we expect from the impact of the hire of Johnny Priest driving those efforts and what

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
kind of incremental resources will he have at his disposal? And, kind of, you know, if you could talk longer term — what should we expect if we want to put a grade on how the business does? You know, what would kind of be an A-level performance? B-level performance? Anything along those lines would be helpful.

Jose Mas - MasTec — President, CEO
Well, I think, first of all, Johnny has the resources of MasTec at his disposal. I think we’ve made the decision that we need to grow that business, we’ve made the decision that we need to diversify within that business. So I think to that extent we expect to perform and we’ll give him whatever resources are necessary for him to execute on that performance. So we have got obviously challenges ahead as we have in the past, but I think we have many more opportunities. We’re going to be aggressive against those opportunities and I think we want to perform obviously at an A-level and what that means to us is significantly expanding our energy business at good, solid margin and margin expansion. I’m not going to lay out what I think an A is or what I think a B is, but I think overall we expect it to be better than what it is today and quite frankly a lot bigger than today. So if we execute on both of those things, we would be satisfied.

Eric Kainer - Needham & Company — Analyst
Should we see then that business grow at, you know, roughly, you know, maybe twice as fast as the rest of business or something along those lines? I mean, is that unrealistic?

Jose Mas - MasTec — President, CEO
I don’t think it’s unrealistic. I think first we have to set our plan up. I think we have to hire the right people, which we’ve talked about. I think so much of this business resolves around talent and personnel and the people that you , I think this is a very relationship-driven business in terms of having the respect of customers to get the opportunity to win some of these jobs. I think we’re well on our way to being there. I think we’ve hired a great team not only in Johnny, but in those people around him. So I think, you know, I think we’re doing the right things and I expect it to grow at a higher percentage than what MasTec overall grows, over a long period of

Eric Kainer - Needham & Company — Analyst
Okay. Now, if we could talk a little bit about Storm Secure at FP&L. On their quarterly call they mentioned some things and I didn’t look at this necessarily in great depth, but I think they mentioned numbers like spending $50 million a quarter on storm secure with other funding available, I don’t know, $70 to $150 or $200 million a quarter, or maybe it was a year, I don’t remember. Are those the kinds of numbers out there available to not just MasTec obviously, but everybody who is working with FP&L on the Storm Secure project?

Jose Mas - MasTec — President, CEO
A couple different points on that. I think, A, there’s going to be an increase level of spend related to storm secure, so I think they have a storm secure budget, I think they have specific projects they’re going to work on over the next eight years that they have identified. Those project have as budget which is substantially higher than what they’ve spent in the past and I think that will all be incremental work. In addition to that I think fact that the public service commission has given them the ability to pay for some of the undergrounding of their lines is really the unknown. FPL has announced that they’ve actually put out $700 million in proposals to local governments to do that. And that is not a high percentage of the local governments in the state of Floridas, but obviously that can go over from 0 to in the billions. So I think that is really the figure that is unknown and the one that is going to really play out its course over the next 18 months. So that could either be nothing or it could be a substantial opportunity for MasTec.

Eric Kainer - Needham & Company — Analyst
Okay, well, that certainly is very exciting as we start looking forward to that kind of opportunity. As we look towards kind of the statements you made about reducing customer concentration and expanding, you know, your foot prints, maybe both business-wise, as well as geography-wise, what should we look for as far as kind of relative priorities for the different growth avenues you have there?

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call

Jose Mas - MasTec — President, CEO
You know, I think obviously the one that makes the most sense for us now and the one that is probably in the very growing industry is our energy sector. I think there is a lot of opportunities out there organically and (inaudible) that we need to look at, that we need to execute upon, so as we said earlier, we expect that business to grow at a higher clip than the rest of MasTec. I think when you when you look at the geography that we cover, I think we have a lot of opportunities to really extend our reach, especially on some of our communications business, some of our central office business. So I think there are a lot of opportunities that we’re going to be looking at over the course of the next few quarters and I really think there are some very positive things that can happen in that regard.

Eric Kainer - Needham & Company — Analyst
Great. Thank you very much and good luck.

Jose Mas - MasTec — President, CEO
Thank you, Eric.

Operator
We’ll go next to Peter McGrady with [Calsan) Management.

Peter McGratty - Calsine Management — Analyst
Hi. Quick follow-up on the discussion around the margin. First is the market sufficiently tight right now that you have some leverage in saying this pricing is not good enough and I just want to renegotiate the same contract at a better price and/or there is just so much work out of there that I can pass up this work and still put all of that capacity to work anyway higher-margin contract? And then secondly once you make the changes that you described earlier regarding the margin, where do you think the margin will be?

Jose Mas - MasTec — President, CEO
You know, a couple of things, I think from a customer perspective there is no question that I think we’re in a positive pricing environment. I think we’re in a different pricing environment than we have been at if you look back a few years ago. Ultimately I think our customers are looking for responsible contractors that can perform and deliver. So I think we are and we have some leverage in terms of the pricing get from some customers. Now, that is not true for all customers. There are still some customers out three that are purely price-driven and you have to make a decision you are willing to work for a certain number or you go somewhere else. So, I think we’ve been faced with some of those challenges and some of those difficult decisions we’ve made some, and at the same time we have had some success in terms of really renegotiating pricing with customers and getting increases from certain customers. From a margin perspective, you know, as we look out, I think we have given pretty good guidance on what our expectation is for 2007. I don’t think that once we achieve the numbers that we said we’re going to achieve for 2007 that we’re done from a margin perspective. I think there is still considerable improvement we need to make to our margins, but I think right now our main goal and objective is hitting our 2007 numbers and starting at that level.

Operator
Okay our next question from Alex Rygiel with Friedman, Billings, & Ramsey.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Thank you good morning, gentlemen.

Jose Mas - MasTec — President, CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
Good morning Alex.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Can you quantify the revenue impact from DirectStar in the first-quarter?

Jose Mas - MasTec — President, CEO
You know, Alex, we really don’t break out our different businesses in the different revenues generated from those businesses, because we haven’t given a lot of color on that acquisition, what we’re willing to say is that had we recorded and had we done this deal on January 1st and been able to record the revenues for the full quarter it would have added about $4.5 million of revenue so we that think will help you guys from a modeling perspective going forward.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
And, I suspect you probably won’t break down the gross margin contribution from Direct Star, but you can help us to at least understand on a year-over-year basis, I know you have got a lot of moving parts with Direct Star helping gross margins, but the cable business hurting gross margins, but if we were to exclude some of those abnormal events, what did the gross margins looks like for the other 95% of your business on a year-over-year basis?

Jose Mas - MasTec — President, CEO
If you take out non-performing contracts, if you take out our broadband division, our gross margins were up year-over-year.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Great, and then outside legal expenses still running around $2 million given the final competition of the sale of D.O.T. business sale Canada, I don’t suspect you have too many businesses you are looking to sell. Can we expect the outside legal expenses to trend down quickly over the next six months?

Jose Mas - MasTec — President, CEO
No, I think we have said that 2006 was the high-water mark. If you look at quarter-over-quarter legal expense it’s considerably down, however we still think, we’re still in the middle of a lot of that litigation in ‘07, we think that number really starts to trend down in ‘08 and we’re working hard to get there, but unfortunately we’re in a cycle and until we’re done, we’re really not going to see that number dramatically decrease.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Can you comment on the backlog in our utility business and I expect it’s becoming more weighted towards transmission work — can you expand upon that a little bit and maybe comment on what the year-over-year growth is?

Jose Mas - MasTec — President, CEO
Surprisingly so, we did really well from a backlog perspective in Q1 from a distribution side. We had some significant distribution wins, which we mentioned, which I mentioned in the earlier remarks. No question that we expect transmission to become a bigger part of that as the future quarters roll on, you know? To be honest with you our new management team at energy has been around a few months, so I think it’s remarkable the, what they have been able to accomplish in that short period of time. We expect a lot more from them and we think they’ll deliver a lot more, but for the time being it didn’t have a significant impact on our backlog year year-to-date. We expect, obviously, transmission to take a bigger piece of that as time goes on.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Great, thank you very much.

Jose Mas - MasTec — President, CEO
Thank you, Alex.

Operator
We’ll take our next question from Simon Leopold with Morgan Keegan.

Simon Leopold - Morgan Keegan — Analyst
Thanks, guys. I wanted to see if you could give us the overall backlog, just a housekeeping question and then more thematically I wanted to get down a little more detail on the gross margin trends here. In your prepared remarks you gave us a list of factors that have pressured your gross margin, I guess looking forward with DirecTV as a very good customer and it looks like that trend is continuing. It doesn’t seem like that helps the gross margin, but I’m trying to get you to quantify how much improvement we’ve got coming out of the things you’ve exited. In the past I have seen better than 200 basis point improvement sequentially, is that the kind of thing we should be looking for?

Jose Mas - MasTec — President, CEO
Well, a couple of answers. First on the backlog, our backlog is at about $1.1 billion and Bob can give some color on that in a minute. From the margin perspective, I think we’ve said a couple of things, one, Bob has alluded to the fact that our business is a little different from our peers and it’s actually different than our business used to be, and I think that’s very important. So, today we have a significant higher amount of rent expense that obviously affects gross margin versus depreciation, which is where that expense used to flow through in the past. Overall I think we’re making a positive trend which obviously impacts our operating margins, but it does hurt our gross margins and it will continue to impact our gross margins for the time being. With that said, gross margins will get better. If you are look at our full-year guidance and you look at where we are for Q1, there is obviously a drag and for us to be able to achieve our objectives for 2007, that number needs to improve.

Simon Leopold - Morgan Keegan — Analyst
Can you do a little more in terms of quantifying. Are we talking about a ramp of hundreds of basis points, is it a step function? Is it gradual? Any kind of color you can give us in that regard. Obviously we can get to the year end, I want to make sure we’re reasonable in trending it.

Jose Mas - MasTec — President, CEO
If I give you a little history — in Q1 of last year 12%, 12.3% so slightly under where it is today. In Q2 that jumped to 14.7%. In Q3 it jumped up to 15.4% and in Q4 it was 13 .6%. And we finished the year at about a 14.1% for 2006. You know, we expect that blend for the year to be significantly higher, hundreds of basis points higher, so I think that gives you a good trend into not only what our historical trend is going into Q2 and beyond, but obviously what we expect for 2007.

Simon Leopold - Morgan Keegan — Analyst
That is helpful. Thank you.

Bob Campbell - MasTec — CFO

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
Simon, on backlog, as Jose mentioned, backlog as it was at year end is in the billion one range. It was under $950 same time last year.

Simon Leopold - Morgan Keegan — Analyst
Okay, thank you.

Operator
We’ll take our new question from David [Fondrey] with Hartland Funds.

David Fondrey - Hartland Funds — Analyst
Good morning, if I could follow-up up a little bit on the energy, can you kind of walk us through what is different in the new contracts that you have signed today with these (inaudible) Municipal Electric and others versus the ones you were exiting or have been exiting and maybe also let us know if any of those that you are exiting are some of these new customers. I.e., are you just redoing the contracts with some of these customers?

Jose Mas - MasTec — President, CEO
Well, a couple of things, we exited a lot more cable television contracts than we did energy contracts. So we had a couple of energy contracts that have been a drag on the business. They’ve predominantly been on the distribution side of the business, some with customers that we do a lot of business with and some with customers that we don’t do a lot of business. So, I will give you some examples in the first-quarter we exited our relationship with South Carolina Electric & Gas, it’s a customer that we had been working for over the last few years. It was a very poor performing contract customer and we no longer do business with them. On the flipside we exited one contract with Florida Power & Light and we weren’t achieving our margins and we actually were generating some slight losses. We do a lot of business with Florida Power & Light and I think they understand that because the pricing situation in that market we couldn’t profit, so we exited that one market and actually picked up new contracts in other areas and other parts of business with Florida Power & Light. I think the big differences with the new contracts are a couple. One, many of them are in a different line of business and many are in the transmission sector, which we feel is a much higher sector than the traditional business in we’ve done in energy. And two, I think, you know, as we have improved that business over the course of the last few years, I think we’re much better today in terms of pricing projects and in terms of our discipline and our controls in our pricing and how we go about pricing those contracts. So unfortunately some of these things we’re getting out of are old legacy contracts that we have had to wait and sit tight to be able to move on. So we’re pretty excited that we have had that opportunity to do that in Q1 and think we’re replacing some marginal business with some really good business.

David Fondrey - Hartland Funds — Analyst
And in the, if you are moving more towards the high transmission, that takes, I think, possibly a more qualified lineman to accomplish. Are you actively recruiting? Do you have a train or recruiting program so that as you move into this, it’s a focus for you to expand that you have the capacity in order to expand?

Jose Mas - MasTec — President, CEO
Absolutely, I think, A, we have done a really good job at recruiting new talent into that division over the course of not just this quarter but the last few quarters. I think we have entered into some very exciting contracts with some suppliers of talent and resources that we’re now using to help us expand at a faster level and we have even gotten to the point where we have actually brought in some out of the country help, some linemen from outside the country, which many utilities are doing across the United States and we think that has been not only successful for us today, but we think it will be much more successful for us long-term.

David Fondrey - Hartland Funds — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
If I could ask one other question on the cable TV projects that you exited, were those more of a bad contracting as you eluded to at the front-end or was it poor execution or some combination of both?

Jose Mas - MasTec — President, CEO
No, I would say it’s a combination of both. I would probably say it was more steered towards poor management and really not executing on the contracts. I think we have addressed that. We have made the changes necessary to address that. I think as we spoke about in our year end call and I will speak about again today, I think we’re changing the culture and we are really trying to instill a culture of accountability and really create high levels of expectations across our company. We expect our people to perform, we expect them to perform well and if not, we have to do a better job of reacting and dealing with it. I think we’re off to a good start in the first-quarter and I think we’ve done that, we’ll continue to do that and I think that will show up in our future earnings.

David Fondrey - Hartland Funds — Analyst
Thank you very much.

Jose Mas - MasTec — President, CEO
Thank you.

Operator
We’ll take our next question from Dennis [Scannal] with [Rutabaga] Capital.

Dennis Scannal - Rutabaga Capital — Analyst
Yes, good morning, Jose a quick question on the utility business and I’m wondering if the merger between Quanta and InfraSource provides any opportunities either in terms of let’s say some management that might be interested in moving on or on the lineside or even at the customer level where there is some overlap and so on of customers that might be interested in having a second service provider to kind of keep bidding and pricing at market rates.

Jose Mas - MasTec — President, CEO
Without getting into too much detail, obviously those are competitive issues somewhat. I think you are absolutely right on all fronts. I think there are obviously opportunities from a personnel perspective for people that are going through that transition today and more importantly think there are opportunities with existing customers who may not want to put all of their eggs in one basket. I think you are right to both of them, but I don’t really want to get into a lot detail around that for competitive reasons.

Dennis Scannal - Rutabaga Capital — Analyst
Fair enough. One other small thing, it was nice to see the Verizon business up on a year-over-year basis. As I recall from last year, a lot of their spending seemed to be and maybe I’m wrong here, but a lot of their spending seemed to be back end loaded and I’m wondering about the shape of the Verizon spending this year. Directionally, do you see it up year-over-year for 2007 or kind of flat or down?

Jose Mas - MasTec — President, CEO
You know, it’s a good question. Just to give you really a snapshot of where we were in 2006, our Verizon revenue in 2006 was $16.3 million for Q1, versus the $23.2 this year, which was 42% increase, but more importantly if we keep trending that out throughout 2006, our second-quarter was only $18.6 and third-quarter $12.9 and fourth-quarter was $21.2. So actually, our first-quarter of ‘07 is the best quarter we have had with Verizon in over a year and a half. It not only trended up from Q1, but it also trended up from the previous quarter by over 10%. So we’re very

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call
excited in the trend, we think that that trend will hopefully continue as the year goes one, so we’re pretty happy where we are with our Verizon relationship today versus where we were in 2006.

Dennis Scannal - Rutabaga Capital — Analyst
Great, great and then finally on the AT&T and Qwest, their spending on their fiber plans is that something we might see in ‘07 is that more an ‘08 event?

Jose Mas - MasTec — President, CEO
You know, I think we’ve said in the past we really expect to see activity late ‘07, beginning of ‘08. I think, you know, there’s a chance that we’ll see some sporadic spending through ‘07 and it might be a little better than maybe we had anticipated towards the end of ‘07, but we’re really expecting to see impact of that in 2008.

Dennis Scannal - Rutabaga Capital — Analyst
Fair enough, great. Thanks a lot.

Jose Mas - MasTec — President, CEO
Thank you, and.

Operator
At this time there are no further questions and I would like to turn the call back over to Jose Mas for any additional or closing remarks.

Jose Mas - MasTec — President, CEO
Well, first of all I would like to thank the men and women of MasTec that really made this quarter happen. It’s their hard work and efforts that give us the ability to come here and tell you about our results so I really want to thank them for what they’ve done, and I would like to thank all of you for participating today and look forward to speaking with you again next quarter. So thank you very much.

Operator
That does conclude today’s conference. You may disconnect at this time.

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 03. 2007 / 10:30AM ET, MTZ — Q1 2007 MasTec Earnings Conference Call

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.